Exhibit 99.2

May 5, 2020

Fellow Shareholders:

In an effort to enhance our dialogue with investors, we're implementing this shareholder letter into our quarterly earnings routine. We believe this quarterly letter will provide a better platform for us to share our thoughts on quarterly results, progress against key initiatives, and our forward-looking outlook while providing investors with greater clarity and transparency and improving the efficiency of our conference calls. We hope you'll find it helpful and please give us any feedback you may have.

We’d like to start by expressing our hope that you and your loved ones are healthy and safe in these difficult times. Our top priorities as the COVID-19 outbreak began in early March were the health and safety of our employees, our customers, and our partners. Fortunately, we adapted quickly and we're well-positioned to navigate our business through this challenging environment while continuing to seek opportunities for growth and expansion.

Before discussing the quarter’s performance, I’d like to outline just a few of the many reasons why we're incredibly proud of our team’s response to this pandemic:

▪	Our HR and technology teams, along with each of our businesses, worked tirelessly to enable a seamless remote work environment for all of our 1,100+ employees in a matter of days.

▪	Through the LendingTree Foundation, on March 16, we announced a donation of $1 million to jump start and lead fund raising efforts for a coronavirus relief fund alongside the City of Charlotte.

▪
On April 22, we announced the launch of an SBA lending marketplace to match small businesses in need of financial assistance with SBA-approved lenders to facilitate access to funds available through the Paycheck Protection Program (PPP). The LendingTree Foundation has pledged to donate an amount equal to all net proceeds earned from participating PPP lenders to COVID-19 relief funds.

▪	Our team, at every level of the organization, has stepped-up tremendously to provide support:

◦	For consumers, by generating an abundance of high quality COVID-specific educational content to provide support for those in need.

◦	For our partners, many of whose businesses have been severely impacted by this crisis.

◦	For our company, by reacting swiftly and decisively to rapidly changing business conditions.

◦	And importantly, for each other. The collaboration and productivity over these last several weeks has been stronger than ever.

So to our employees, thank you for all that you do.

Our consolidated financial results are available in the table below and further discussion follows.

Q1.2020	1

SUMMARY CONSOLIDATED FINANCIALS
(millions, except per share amounts)	2020		Y/Y	2019	Q/Q
	Q1	Q1	% Change	Q4	% Change

Total revenue	$283.1	$262.4	8%	$255.2	11%

Income (loss) before income taxes	$15.9	$(7.2)	(321)%	4.5	253%
Income tax benefit (expense)	3.1	7.8	(60)%	(3.1)	(200)%
Net income from continuing operations	$19.0	$0.6	3067%	$1.5	1167%
Net income from continuing operations % of revenue	7%	—%		1%

Income per share from continuing operations
Basic	$1.46	$0.04	3550%	$0.11	1227%
Diluted	$1.34	$0.04	3250%	$0.10	1240%

Variable marketing margin
Total revenue	$283.1	$262.4	8%	$255.2	11%
Variable marketing expense (1) (2)	$(184.9)	$(169.9)	9%	$(161.4)	15%
Variable marketing margin (2)	$98.2	$92.5	6%	$93.8	5%
Variable marketing margin % of revenue (2)	35%	35%		37%

Adjusted EBITDA (2)	$44.9	$43.0	4%	$45.9	(2)%
Adjusted EBITDA % of revenue (2)	16%	16%		18%

Adjusted net income (2)	$17.1	$15.6	10%	$16.3	5%

Adjusted net income per share (2)	$1.20	$1.10	9%	$1.12	7%

(1)
Represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses. Also includes the portion of cost of revenue attributable to costs paid for advertising re-sold to third parties. Excludes overhead, fixed costs and personnel-related expenses.

(2)
Variable marketing expense, variable marketing margin, variable marketing margin % of revenue, adjusted EBITDA, adjusted EBITDA % of revenue, adjusted net income and adjusted net income per share are non-GAAP measures. Please see "LendingTree's Reconciliation of Non-GAAP Measures to GAAP" and "LendingTree's Principles of Financial Reporting" below for more information.

Q1 2020 CONSOLIDATED RESULTS

Despite widespread health concerns and market volatility ramping up in early March, our Q1 results were solid as we delivered adjusted EBITDA in line with our previous guidance. Many of our businesses were outperforming expectations through the first two months of the year which certainly lessened the blow from ensuing events. As discussed in our Q1 preview, the deteriorating economic conditions have affected our businesses to widely varying degrees.

Our Home segment has performed relatively well over the last several weeks despite several challenges faced by many lenders and servicers in the mortgage industry.

Q1.2020	2

In Insurance, which is ~80% auto insurance, we recorded strong results despite a sharp decline in new and used car sales leading to a contraction in consumers shopping for car insurance policies.

In our Consumer segment, things were more challenging. As we previously stated, we have seen large-scale retrenchment, a 60%-80% reduction in demand, among many of our partners across credit cards, personal loans, and small business lending.

We'll speak to each of these in greater detail below as we discuss our segment results.

All things considered, we're incredibly proud of the quarter's results and how we've reacted as a company. In response to the large-scale pull-back from our lenders, our marketing team adjusted campaigns in real-time to optimize profitability across all businesses and acquisition channels. We're also re-evaluating the ~$50 million we had earmarked for traditional brand investment in 2020. Our sales team is actively engaged with our lenders to provide support and uncover opportunities where we can gain relevance and wallet share. We're fortunate that we've not been forced to explore lay-offs or furloughs, but we're being exceptionally disciplined in evaluating new hires to be mindful of economic realities.

Q1.2020	3

SEGMENT RESULTS

(millions)	2020	2019	Y/Y	2019	Q/Q
	Q1	Q1	% Change	Q4	% Change
Home (1)
Revenue	$79.2	$63.4	25%	$65.5	21%
Segment profit	$35.9	$23.9	50%	$26.9	33%
Segment profit % of revenue	45%	38%		41%

Consumer (2)
Revenue	$119.9	$120.7	(1)%	$113.4	6%
Segment profit	$43.1	$54.0	(20)%	$43.3	—%
Segment profit % of revenue	36%	45%		38%

Insurance (3)
Revenue	$82.7	$67.1	23%	$70.9	17%
Segment profit	$30.5	$27.9	9%	$28.0	9%
Segment profit % of revenue	37%	42%		39%

Other Category (4)
Revenue	$1.2	$11.1	(89)%	$5.4	(78)%
Profit (loss)	$(0.3)	$0.8	(138)%	$(0.1)	(200)%

Total
Revenue	$283.1	$262.4	8%	$255.2	11%
Segment profit	$109.2	$106.5	3%	$98.1	11%
Segment profit % of revenue	39%	41%		38%

Brand marketing expense (5)	$(11.0)	$(14.1)	(22)%	$(4.2)	162%

Variable marketing margin	$98.2	$92.5	6%	$93.8	5%
Variable marketing margin % of revenue	35%	35%		37%

(1)	The Home segment includes the following products: purchase mortgage, refinance mortgage, home equity loans and lines of credit, reverse mortgage loans, and real estate.
(2)
The Consumer segment includes the following products: credit cards, personal loans, small business loans, student loans, auto loans, deposit accounts, and other credit products such as credit repair and debt settlement.

(3)	The Insurance segment consists of insurance quote products.
(4)
The Other category includes revenue from the resale of online advertising space to third parties and revenue from home improvement referrals, and the related variable marketing and advertising expenses.

(5)
Brand marketing expense represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses that are not assignable to the segments' products. This measure excludes overhead, fixed costs and personnel-related expenses.

Q1.2020	4

HOME

The Home segment continued its resurgence, growing revenue 25% Y/Y and growing segment profit by 50% to $35.9 million, the highest level since Q3 2017. Within Home, mortgage products revenue of $67.0 million grew 46% Y/Y led by refinance revenue which recorded an all-time high.

While historically-low interest rates are certainly helping fuel refi demand from borrowers, we believe the recent success of our mortgage business is largely due to recent product innovations, the strength of our lender relationships, and our relative competitive position during what has been a tumultuous time for many mortgage lenders.

We spent much of 2019 talking about our efforts to improve the mortgage experience, and we are seeing real benefits from those efforts in 2020. Lenders are engaging with us across various different products that serve their loan officers best. In some cases, we are now selling exclusive leads. For other lenders, the traditional multi-match offering remains most effective. The common ground is that we are using signals and automated segmenting more effectively at the top of the funnel and delivering solutions that are best for our partners. For our consumers, we are streamlining the process and reducing phone calls. And as the efficiency of our flywheel accelerates, we are seeing market share gains.

Our mortgage business was performing particularly well prior to the outbreak, but like many of our businesses, it was impacted during the last few weeks of March. When the Federal Reserve initially cut rates by 50 basis points on March 3, the flurry of consumer interest in refinancing overwhelmed many lenders, forcing them to actually raise mortgage rates to stave off demand for a period of time. This was further complicated by secondary market liquidity challenges felt by our lenders, as the MBS market was impacted by capital markets uncertainty and the overhang of the impact of government mandated forbearance on mortgage servicers. While the servicer issue remains, conditions have improved, and our lenders are focused on execution and delivering for borrowers.

Although we experienced volatility in demand from many of our lender partners during the last few weeks of the quarter, things have largely stabilized early in Q2. While we’re still operating with somewhat limited capacity relative to pre-crisis levels, we’ve added capacity with key partners, and thanks to substantially lower customer acquisition costs, our mortgage business should drive the Home segment to continued Y/Y growth in segment profit despite headwinds on the top-line.

CONSUMER

As discussed along with our Q1 preview, our Consumer segment is feeling the most substantial impact from recent events. Despite a relatively good start to the year for many of the products within Consumer, the COVID-19 outbreak took its toll on the quarterly figures with revenue down 1% Y/Y and segment profit down 20%.

In personal loans for example, which experienced a revenue decline of 3% Y/Y for the quarter, revenue was up 18% Y/Y in the month of February before declining 25% in the month of March as several lenders entirely paused on our platform. Many of our network lenders rely on external funding to originate new loans and as capital flows to these lending platforms tighten up due to recession fears, it obviously diminishes demand for our services. That said, we take comfort in the fact that consumers continue to show great interest in this product. Over the last several years, we and others have created structural consumer awareness for personal

Q1.2020	5

loans that we don’t expect to dissipate anytime soon. Despite the current economic environment, consumers want this product and we’re confident that institutions will emerge to provide financing.

In credit cards, which declined 5% Y/Y, things are difficult for different reasons. Our credit card partners are some of the biggest banks and consumer lenders in the country where the supply of capital is immense. However, these lenders are dealing with an abrupt halt to consumer spending and bracing for a sharp rise in delinquencies, both of which squeeze issuer profits. As a result, we have seen a few lenders pause all affiliate spend entirely while others have limited their card selection or reduced the price they're willing to pay. On the positive side, we have seen some key partners take advantage of the lack of competition to lean in and scale the partnership.

And in small business, a vertical that had been an emerging star for us, we're seeing similar dynamics to that of personal loans. While a different set of lenders, many of our customers rely on third-party funding sources which have dried up in these challenging times for small businesses. While we applaud the government's efforts to stimulate small businesses and save jobs, the harsh reality is that many of our partners aren't eligible to play a meaningful role in those efforts.

While our Consumer segment is most impacted by COIVD-19 and the associated challenges, our diversification enables us to deal with this period more effectively than many of our competitors. We will continue to look for opportunities to implement product innovations that should make us a better partner in these key segments in 2021 and beyond.

INSURANCE

Like the other segments, Insurance was a tale of two periods within Q1. Revenue growth during the combined January/February period was up 43% over the prior year before contracting in the month of March. Unlike our lending categories, our challenge in Insurance is not one of partner appetite, but of consumers. Property & Casualty insurers are faring incredibly well in this environment as they’re paying minimal claims with fewer drivers on the road. However, we observed a slowdown in consumer inquiry volumes as vehicle sales were down 35% Y/Y in March with social distancing and economic worries taking effect, according to the Bureau of Economic Analysis. Fortunately, this slowdown in traffic appears to have been relatively short-lived as we're seeing improving trends in the last couple weeks which give us confidence that our insurance business can continue to grow.

OTHER

Revenue in the Other category has largely consisted of income generated from the re-selling of ad inventory to third-party advertisers. This revenue stream was never intended to be a core business, but rather was the function of marketing agreements with certain major publishers where we had exclusive rights to ad inventory and could choose to utilize or re-sell that inventory at our discretion. Given diminishing performance of these placements, we have renegotiated the agreements and are no longer in the business of re-selling ads. Revenue from these activities dropped to $1.2 million in Q1 from $11.1 million in Q1 2019 and is expected to be $0 in Q2.

Q1.2020	6

My LENDINGTREE

My LendingTree is integral in our ongoing efforts to build the most comprehensive and engaging financial home for consumers. On engagement, we continue to roll out new and interesting features to drive repeat usage. In mid-March we partnered with ID Experts to launch complimentary identity monitoring to all users and also offer premium paid subscriptions to those users seeking additional protection. We also completed the first phase of our Insurance integration into My LendingTree. You can now shop and received basic alerts for insurance savings inside the platform.

As for KPIs in the quarter, we continued to make progress. We added 887 thousand new users in Q1 and revenue contribution of $18.7 million grew 4% over Q1 2019. Growth in new user acquisition and monetization slowed to some degree, primarily reflecting the platform's current reliance on the personal loan product. Despite the slowdown in new users, average monthly active users improved 10% Y/Y. And app installs were up 49% versus the same period last year. In the most recent few weeks, we have been particularly happy with the level of engagement among the existing user base, and we are encouraged with the consumer uptake as we integrate more products into the platform.

STRATEGIC INVESTMENT IN STASH

On February 28, we funded an $80 million strategic minority investment in Stash Financial, Inc. (Stash). We have spoken at length for a year or so about our increasing focus on the asset side of the consumer's balance sheet. As we've explored that ecosystem and met with numerous companies, Stash jumped out due to the breadth of their offering, relentless product and customer focus, and incredibly talented team. Through partnership, we're confident we can leverage their robust, advice-oriented banking and investing platform with our customer reach, marketing breadth, and comprehensive credit and insurance offerings to create winning outcomes for consumers, partners, and our respective businesses.

We drew $80 million on our existing revolving credit facility to fund the investment.

BALANCE SHEET & CASH FLOW

Our balance sheet and liquidity position are strong. We ended the quarter with $51.2 million in cash on hand and retain another $370 million of capacity on our revolving credit facility. $50-$75 million is the level of cash we endeavor to maintain to comfortably fund daily operations and working capital needs. We’ve been maintaining this level of cash for the last several quarters as we’ve directed free cash flow towards paying down our revolver after drawing $215 million to fund the QuoteWizard and ValuePenguin acquisitions in October 2018 and January 2019, respectively. Prior to funding our investment in Stash in February 2020, we had paid down $165 million of revolving debt over the last five quarters. We're fortunate to have entered this difficult period relatively under-levered and we're well positioned to be opportunistic in these volatile markets.

FINANCIAL OUTLOOK*

As of April 14, we have withdrawn our full-year 2020 guidance due to uncertainty about the economic environment. Today we're issuing an outlook for the second quarter to add further context to the near-term effects of COVID-19 on our business. In our view, while we're more fortunate than many companies to be maintaining positive cash flow, our second quarter outlook is not an appropriate measure of the health of our business. While many of our partners have paused or reduced participation on our platform to address their own near-term financial performance, we remain in frequent and thoughtful dialogue. Our second quarter

Q1.2020	7

outlook assumes very little improvement beyond current trends, but we're confident that Q2 should represent the low watermark for the year as economic activity begins to resume later this year. However, the speed of recovery and its impact on the health and behavior of our partners remains difficult to assess at this time.

Q2 2020 Outlook:

▪	Revenue: $160 - $175 million

▪	Variable Marketing Margin: $65 - $75 million

▪	Adjusted EBITDA: $12 - $18 million

*LendingTree is not able to provide a reconciliation of projected variable marketing margin or adjusted EBITDA to the most directly comparable expected GAAP results due to the unknown effect, timing and potential significance of the effects of legal matters, tax considerations, and income and expense from changes in fair value of contingent consideration from acquisitions. Expenses associated with legal matters, tax consequences, and income and expense from changes in fair value of contingent consideration from acquisitions have in the past, and may in the future, significantly affect GAAP results in a particular period.

CONCLUSION

In closing, we are very pleased with our first quarter results and our ability to navigate the late-quarter challenges. The second quarter will undoubtedly be more difficult, but ultimately, things will get better. As shareholders, we are most focused on what we can do to move each of our businesses ahead. In some cases, that will be investing in product innovation while the opportunity cost of the transition is reduced. Each of our teammates is being encouraged to invest in the business and the long-term opportunity ahead. We want to use our competitive position to take meaningful steps forward. The Stash investment is just one example. We are thrilled to be in a position to make that investment despite the difficulties in the broader macroeconomic environment.

Thanks to the brand we've built, the diversification we've put in place, and the team we've assembled, we are extremely confident that we'll emerge from this crisis a stronger company.

Thank you for your continued support.

Sincerely,

Doug Lebda
Chairman & CEO

J.D Moriarty
CFO

LendingTree, Inc.

Investor Relations: Trent Ziegler trent.ziegler@lendingtree.com 704.943.8294	Media Relations: Megan Greuling megan.greuling@lendingtree.com 704.943.8208

Q1.2020	8

LENDINGTREE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended March 31,
	2020	2019
	(in thousands, except per share amounts)
Revenue	$283,084	$262,390
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below) (1)	14,252	17,670
Selling and marketing expense (1)	195,538	174,891
General and administrative expense (1)	32,082	31,117
Product development (1)	10,963	10,166
Depreciation	3,378	2,482
Amortization of intangibles	13,757	13,427
Change in fair value of contingent consideration	(8,122)	14,592
Severance	158	54
Litigation settlements and contingencies	329	(207)
Total costs and expenses	262,335	264,192
Operating income (loss)	20,749	(1,802)
Other (expense) income, net:
Interest expense, net	(4,834)	(5,468)
Other income	—	68
Income (loss) before income taxes	15,915	(7,202)
Income tax benefit	3,061	7,752
Net income from continuing operations	18,976	550
Loss from discontinued operations, net of tax	(4,575)	(1,062)
Net income (loss) and comprehensive income (loss)	$14,401	$(512)

Weighted average shares outstanding:
Basic	12,957	12,718
Diluted	14,158	14,186
Income per share from continuing operations:
Basic	$1.46	$0.04
Diluted	$1.34	$0.04
Loss per share from discontinued operations:
Basic	$(0.35)	$(0.08)
Diluted	$(0.32)	$(0.07)
Net income (loss) per share:
Basic	$1.11	$(0.04)
Diluted	$1.02	$(0.04)

(1) Amounts include non-cash compensation, as follows:
Cost of revenue	$242	$153
Selling and marketing expense	1,156	1,749
General and administrative expense	9,123	10,221
Product development	1,396	1,930

Q1.2020	9

LENDINGTREE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2020	December 31, 2019
	(in thousands, except par value and share amounts)
ASSETS:
Cash and cash equivalents	$51,208	$60,243
Restricted cash and cash equivalents	93	96
Accounts receivable, net	119,559	113,487
Prepaid and other current assets	17,375	15,516
Current assets of discontinued operations	84	84
Total current assets	188,319	189,426
Property and equipment, net	31,473	31,363
Goodwill	420,139	420,139
Intangible assets, net	167,823	181,580
Deferred income tax assets	90,725	87,664
Equity investment	80,000	—
Other non-current assets	28,665	29,849
Non-current assets of discontinued operations	9,476	7,948
Total assets	$1,016,620	$947,969

LIABILITIES:
Revolving credit facility	$130,000	$75,000
Accounts payable, trade	6,056	2,873
Accrued expenses and other current liabilities	105,647	112,755
Current contingent consideration	14,183	9,028
Current liabilities of discontinued operations	36,400	31,050
Total current liabilities	292,286	230,706
Long-term debt	267,870	264,391
Non-current contingent consideration	8,159	24,436
Other non-current liabilities	24,748	26,110
Total liabilities	593,063	545,643

SHAREHOLDERS' EQUITY:
Preferred stock $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock $.01 par value; 50,000,000 shares authorized; 15,704,064 and 15,676,819 shares issued, respectively, and 13,062,746 and 13,035,501 shares outstanding, respectively	157	157
Additional paid-in capital	1,184,813	1,177,984
Accumulated deficit	(578,252)	(592,654)
Treasury stock; 2,641,318 shares	(183,161)	(183,161)
Total shareholders' equity	423,557	402,326
Total liabilities and shareholders' equity	$1,016,620	$947,969

Q1.2020	10

LENDINGTREE, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF CASH FLOWS
 (Unaudited)

	Three Months Ended March 31,
	2020	2019
	(in thousands)
Cash flows from operating activities attributable to continuing operations:
Net income (loss) and comprehensive income (loss)	$14,401	$(512)
Less: Loss from discontinued operations, net of tax	4,575	1,062
Income from continuing operations	18,976	550
Adjustments to reconcile income from continuing operations to net cash provided by operating activities attributable to continuing operations:
Loss on impairments and disposal of assets	530	468
Amortization of intangibles	13,757	13,427
Depreciation	3,378	2,482
Non-cash compensation expense	11,917	14,053
Deferred income taxes	(3,061)	(7,752)
Change in fair value of contingent consideration	(8,122)	14,592
Bad debt expense	880	510
Amortization of debt issuance costs	582	483
Amortization of convertible debt discount	3,111	2,951
Reduction in carrying amount of ROU asset, offset by change in operating lease liabilities	(196)	35
Changes in current assets and liabilities:
Accounts receivable	(6,952)	(27,534)
Prepaid and other current assets	(1,430)	(207)
Accounts payable, accrued expenses and other current liabilities	(3,271)	5,653
Current contingent consideration	—	(1,000)
Income taxes receivable	65	4,288
Other, net	(862)	270
Net cash provided by operating activities attributable to continuing operations	29,302	23,269
Cash flows from investing activities attributable to continuing operations:
Capital expenditures	(4,189)	(4,960)
Equity investment	(80,000)	—
Acquisition of ValuePenguin, net of cash acquired	—	(105,445)
Net cash used in investing activities attributable to continuing operations	(84,189)	(110,405)
Cash flows from financing activities attributable to continuing operations:
Payments related to net-share settlement of stock-based compensation, net of proceeds from exercise of stock options	(5,087)	(3,585)
Contingent consideration payments	(3,000)	(3,000)
Net proceeds from revolving credit facility	55,000	60,000
Payment of debt issuance costs	(306)	(31)
Purchase of treasury stock	—	(3,976)
Other financing activities	(6)	—
Net cash provided by financing activities attributable to continuing operations	46,601	49,408
Total cash used in continuing operations	(8,286)	(37,728)
Discontinued operations:
Net cash used in operating activities attributable to discontinued operations	(752)	(2,827)
Total cash used in discontinued operations	(752)	(2,827)
Net decrease in cash, cash equivalents, restricted cash and restricted cash equivalents	(9,038)	(40,555)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	60,339	105,158
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$51,301	$64,603

Non-cash investing activities:
Capital additions from tenant improvement allowance	$—	$852

Q1.2020	11

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Expense

Below is a reconciliation of selling and marketing expense to variable marketing expense. See "Lending Tree's Principles of Financial Reporting" for further discussion of the Company's use of this non-GAAP measure.

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
	(in thousands)
Selling and marketing expense	$195,538	$167,842	$174,891
Non-variable selling and marketing expense (1)	(11,772)	(11,036)	(12,305)
Cost of advertising re-sold to third parties (2)	1,086	4,557	7,336
Variable marketing expense	$184,852	$161,363	$169,922

(1)
Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

(2)	Represents the portion of cost of revenue attributable to costs paid for advertising re-sold to third parties. Excludes overhead, fixed costs, and personnel-related expenses.

Q1.2020	12

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Margin

Below is a reconciliation of net income from continuing operations to variable marketing margin and net income from continuing operations % of revenue to variable marketing margin % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
	(in thousands, except percentages)
Net income from continuing operations	$18,976	$1,466	$550
Net income from continuing operations % of revenue	7%	1%	—%

Adjustments to reconcile to variable marketing margin:
Cost of revenue	14,252	16,728	17,670
Cost of advertising re-sold to third parties (1)	(1,086)	(4,557)	(7,336)
Non-variable selling and marketing expense (2)	11,772	11,036	12,305
General and administrative expense	32,082	27,456	31,117
Product development	10,963	9,412	10,166
Depreciation	3,378	3,261	2,482
Amortization of intangibles	13,757	13,756	13,427
Change in fair value of contingent consideration	(8,122)	7,181	14,592
Severance	158	390	54
Litigation settlements and contingencies	329	140	(207)
Interest expense, net	4,834	4,863	5,468
Other (income) expense	—	(381)	(68)
Income tax (benefit) expense	(3,061)	3,073	(7,752)
Variable marketing margin	$98,232	$93,824	$92,468
Variable marketing margin % of revenue	35%	37%	35%

(1)	Represents the portion of cost of revenue attributable to costs paid for advertising re-sold to third parties. Excludes overhead, fixed costs, and personnel-related expenses.
(2)
Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

Q1.2020	13

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted EBITDA

Below is a reconciliation of net income from continuing operations to adjusted EBITDA and net income from continuing operations % of revenue to adjusted EBITDA % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
	(in thousands, except percentages)
Net income from continuing operations	$18,976	$1,466	$550
Net income from continuing operations % of revenue	7%	1%	—%
Adjustments to reconcile to adjusted EBITDA:
Amortization of intangibles	13,757	13,756	13,427
Depreciation	3,378	3,261	2,482
Severance	158	390	54
Loss on impairments and disposal of assets	530	424	218
Non-cash compensation	11,917	11,335	14,053
Change in fair value of contingent consideration	(8,122)	7,181	14,592
Acquisition expense	2,180	14	119
Litigation settlements and contingencies	329	140	(207)
Interest expense, net	4,834	4,863	5,468
Income tax (benefit) expense	(3,061)	3,073	(7,752)
Adjusted EBITDA	$44,876	$45,903	$43,004
Adjusted EBITDA % of revenue	16%	18%	16%

Q1.2020	14

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted Net Income

Below is a reconciliation of net income from continuing operations to adjusted net income and net income per diluted share from continuing operations to adjusted net income per share. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
	(in thousands, except per share amounts)
Net income from continuing operations	$18,976	$1,466	$550
Adjustments to reconcile to adjusted net income:
Non-cash compensation	11,917	11,335	14,053
Loss on impairments and disposal of assets	530	424	218
Acquisition expense	2,180	14	119
Change in fair value of contingent consideration	(8,122)	7,181	14,592
Severance	158	390	54
Litigation settlements and contingencies	329	140	(207)
Income tax benefit from adjusted items	(1,760)	(4,087)	(7,811)
Excess tax benefit from stock-based compensation	(1,054)	(516)	(6,003)
Income tax benefit from CARES Act	(6,104)	—	—
Adjusted net income	$17,050	$16,347	$15,565

Net income per diluted share from continuing operations	$1.34	$0.10	$0.04
Adjustments to reconcile net income from continuing operations to adjusted net income	(0.14)	1.02	1.06
Adjusted net income per share	$1.20	$1.12	$1.10

Weighted average diluted shares outstanding	14,158	14,580	14,186

Q1.2020	15

LENDINGTREE’S PRINCIPLES OF FINANCIAL REPORTING

LendingTree reports the following non-GAAP measures as supplemental to GAAP:

•	Variable marketing margin, including variable marketing expense

•	Variable marketing margin % of revenue

•	Earnings Before Interest, Taxes, Depreciation and Amortization, as adjusted for certain items discussed below ("Adjusted EBITDA")

•	Adjusted EBITDA % of revenue

•	Adjusted net income

•	Adjusted net income per share

Variable marketing margin is a measure of the efficiency of the Company’s operating model, measuring revenue after subtracting variable marketing and advertising costs that directly influence revenue. The Company’s operating model is highly sensitive to the amount and efficiency of variable marketing expenditures, and the Company’s proprietary systems are able to make rapidly changing decisions concerning the deployment of variable marketing expenditures (primarily but not exclusively online and mobile advertising placement) based on proprietary and sophisticated analytics. Variable marketing margin and variable marketing margin % of revenue are primary metrics by which the Company measures the effectiveness of its marketing efforts.

Adjusted EBITDA and adjusted EBITDA % of revenue are primary metrics by which LendingTree evaluates the operating performance of its businesses, on which its marketing expenditures and internal budgets are based and, in the case of adjusted EBITDA, by which management and many employees are compensated.

Adjusted net income and adjusted net income per share supplement GAAP income from continuing operations and GAAP income per diluted share from continuing operations by enabling investors to make period to period comparisons of those components of the nearest comparable GAAP measures that management believes better reflect the underlying financial performance of the Company’s business operations during particular financial reporting periods. Adjusted net income and adjusted net income per share exclude certain amounts, such as non-cash compensation, non-cash asset impairment charges, gain/loss on disposal of assets, severance, litigation settlements and contingencies, acquisition and disposition income or expenses including with respect to changes in fair value of contingent consideration, one-time items which are recognized and recorded under GAAP in particular periods but which might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded, the effects to income taxes of the aforementioned adjustments and any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09. LendingTree believes that adjusted net income and adjusted net income per share are useful financial indicators that provide a different view of the financial performance of the Company than adjusted EBITDA (the primary metric by which LendingTree evaluates the operating performance of its businesses) and the GAAP measures of net income from continuing operations and GAAP income per diluted share from continuing operations.

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. LendingTree provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measures set forth above.

Q1.2020	16

Definition of LendingTree's Non-GAAP Measures

Variable marketing margin is defined as revenue less variable marketing expense. Variable marketing expense is defined as the expense attributable to variable costs paid for advertising, direct marketing and related expenses, including the portion of cost of revenue attributable to costs paid for advertising re-sold to third parties, and excluding overhead, fixed costs and personnel-related expenses. The majority of these variable advertising costs are expressly intended to drive traffic to our websites and these variable advertising costs are included in selling and marketing expense on the company's consolidated statements of operations and consolidated income. When advertising inventory is re-sold to third parties, the proceeds of such transactions are included in revenue for the purposes of calculating variable marketing margin, and the costs of such re-sold advertising are included in cost of revenue in the company's consolidated statements of operations and consolidated income and are included in variable marketing expense for purposes of calculating variable marketing margin.

EBITDA is defined as net income from continuing operations excluding interest, income taxes, amortization of intangibles and depreciation.

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) restructuring and severance expenses, (5) litigation settlements and contingencies, (6) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), and (7) one-time items.

Adjusted net income is defined as net income (loss) from continuing operations excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) restructuring and severance expenses, (5) litigation settlements and contingencies, (6) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), (7) one-time items, (8) the effects to income taxes of the aforementioned adjustments, and (9) any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09.

Adjusted net income per share is defined as adjusted net income divided by the adjusted weighted average diluted shares outstanding. For periods which the Company reports GAAP loss from continuing operations, the effects of potentially dilutive securities are excluded from the calculation of net loss per diluted share from continuing operations because their inclusion would have been anti-dilutive. In periods where the Company reports GAAP loss from continuing operations but reports positive non-GAAP adjusted net income, the effects of potentially dilutive securities are included in the denominator for calculating adjusted net income per share.

LendingTree endeavors to compensate for the limitations of these non-GAAP measures by also providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

One-Time Items

Adjusted EBITDA and adjusted net income are adjusted for one-time items, if applicable. Items are considered one-time in nature if they are non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no adjustments for one-time items, except for the $6.1 million income tax benefit from the CARES Act in Q1 2020.

Q1.2020	17

Non-Cash Expenses That Are Excluded From LendingTree's Adjusted EBITDA and Adjusted Net Income

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock, restricted stock units and stock options. These expenses are not paid in cash and LendingTree includes the related shares in its calculations of fully diluted shares outstanding. Upon settlement of restricted stock units, exercise of certain stock options or vesting of restricted stock awards, the awards may be settled on a net basis, with LendingTree remitting the required tax withholding amounts from its current funds. Cash expenditures for employer payroll taxes on non-cash compensation are included within adjusted EBITDA and adjusted net income.

Amortization of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives. Amortization of intangibles are only excluded from adjusted EBITDA.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations or anticipations of LendingTree and members of our management team. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: uncertainty regarding the duration and scope of the coronavirus referred to as COVID-19 pandemic; actions governments and businesses take in response to the pandemic, including actions that could affect levels of advertising activity; the impact of the pandemic and actions taken in response to the pandemic on national and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; adverse conditions in the primary and secondary mortgage markets and in the economy, particularly interest rates; default rates on loans, particularly unsecured loans; demand by investors for unsecured personal loans; the effect of such demand on interest rates for personal loans and consumer demand for personal loans; seasonality of results; potential liabilities to secondary market purchasers; changes in the Company's relationships with network lenders, including dependence on certain key network lenders; breaches of network security or the misappropriation or misuse of personal consumer information; failure to provide competitive service; failure to maintain brand recognition; ability to attract and retain consumers in a cost-effective manner; the effects of potential acquisitions of other businesses, including the ability to integrate them successfully with LendingTree’s existing operations; accounting rules related to contingent consideration and excess tax benefits or expenses on stock-based compensation that could materially affect earnings in future periods; ability to develop new products and services and enhance existing ones; competition; allegations of failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of network lenders or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights; and changes in management. These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2019 and in our other filings with the Securities and Exchange Commission. LendingTree undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

Q1.2020	18